SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.
                                  20549


                                 Form 8-K



          Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

               Date of Report      February 23, 1996



               Registrant;State of
Commission     Incorporation                   IRS Employer
File No.       Address and Telephone No.     Identification No.


1-9760         Atlantic Energy, Inc.              22-2871471
               (New Jersey)
               6801 Black Horse Pike
               Egg Harbor Township, NJ 08234
               (609) 645-4500



1-3559         Atlantic City Electric Company     21-0398280
               (New Jersey)
               6801 Black Horse Pike
               Egg Harbor Township, NJ 08234
               (609) 645-4100

Item 5.   Other Events.

     The following information updates certain matters previously reported to the Securities and Exchange Commission under Part I,
Item 1 - Business of the Annual Report on Form 10-K for 1994,
Part II of the Quarterly Reports on Form 10-Q for the quarters ended June 30, 1995 and September 30, 1995 and Item 5 of the Current Reports on Form 8-K dated June 15, 1995, July 21, 1995, October 19, 1995 and December 14, 1995 of Atlantic Energy, Inc. and Atlantic City Electric Company (ACE).

Salem Station

     ACE is a 7.41% owner of Units 1 and 2 of the Salem Nuclear Generating Station which are operated by Public Service Electric and Gas Company (PS). The Salem units represent 164,000 kilowatts of ACE's total installed capacity of 2,351,700 kilowatts. At January 31, 1996, ACE's net investment in the Salem Station was approximately $141.8 million, or 6% of ACE's total assets.

     As previously reported, ACE was advised by PS that Salem Units 1 and 2 have been out of service since May 16, 1995 and June 7, 1995, respectively. Since that time, PS has been engaged in a thorough assessment of each unit to identify and complete the work necessary to achieve safe, sustained, reliable and economic operation. PS has stated that it will keep each unit off line until it is satisfied that the unit is ready to return to service and to operate reliably over the long term and the Nuclear Regulatory Commission (NRC) has agreed that the unit is sufficiently prepared to restart. On June 9, 1995, the NRC issued a Confirmatory Action Letter documenting these commitments of PS.

     ACE was advised that on December 11, 1995, PS presented its restart plan for both units to the NRC at a public meeting. On February 13, 1996, the NRC staff issued a letter to PS indicating that it had concluded that PS' overall restart plan, if implemented effectively, should adequately address the numerous Salem issues to support a safe plant restart, and describing further actions the NRC will undertake to confirm that PS' actions have resulted in the necessary performance improvements to support safe plant restart.

     PS has advised ACE that as a part of its comprehensive review, an extensive examination is being performed on the steam generators, which are large heat exchangers used to produce steam to drive the turbines. Within the industry, certain pressurized water nuclear units other than Salem have experienced cracking in a sufficient number of the steam generator tubes to require various modifications to these tubes and replacement of the steam generators in some cases. Until the current outage, regular periodic inspections of the steam generators for each Salem unit have resulted in repairs of a small number of tubes well within NRC limits. As a result of the experience of other utilities with cracking in steam generator tubes, in April 1995 the NRC issued a generic letter to all utilities with pressurized water reactors. This generic letter requested utilities with pressurized water reactors to conduct steam generator examinations with inspection devices capable of detecting evidence of degradation. Subsequently, PS conducted steam generator inspections of the Salem units using the best technology available, including a new, more sensitive, remote controlled eddy current testing device.

     ACE has been advised that with respect to Salem Unit 1, the most recent inspection of the steam generators is not complete, but partial results from eddy current inspections in February 1996 using this new technology show indications of degradation in a significant number of tubes. The inspections are continuing and PS has decided to remove several tubes for laboratory examination to confirm the results of the inspections. Removal of the tubes should be completed in March and definitive results of the state of the Salem Unit 1 tubes from the subsequent laboratory examinations should be known in April. However, based on the results of inspections to date, PS has concluded that the Salem Unit 1 outage, which was expected to be completed in the second quarter of 1996, will be required to be extended for a substantial additional period to evaluate the state of the steam generators and to subsequently determine an appropriate course of action. PS has advised ACE that degradation of steam generators in pressurized water reactors has become of increasing concern for the nuclear industry. Nationally and internationally, utilities have undertaken actions to repair or replace steam generators. In the extreme, degradation of steam generators has contributed to the retirement of several American nuclear power reactors. ACE has been advised that after the Salem Unit 1 tubes are fully examined, PS will be able to evaluate its course of action in light of NRC and other industry requirements.

     PS has advised ACE that the examination of the Salem Unit 2 steam generators was completed in January 1996 using the same testing device as used in Salem Unit 1. The results of the Salem 2 inspection are being reviewed again to confirm their results in light of the experience with Salem Unit 1. Although this review has not yet been completed, results to date appear to confirm that the condition of the Salem Unit 2 steam generators is well within current repair limits at the present time. ACE has been advised by PS that it will also remove tubes from the Salem Unit 2 steam generators for laboratory analysis to further confirm the results of this testing.

     As previously reported, Salem Unit 1 had been scheduled to return to service in the second quarter of 1996 and Salem Unit 2 in the third quarter of 1996. ACE has been advised that as a result of the extent of the recently discovered degradation in the Salem Unit 1 steam generators, PS is focusing its efforts on the return of Salem Unit 2 to service in the third quarter. The conduct of the additional steam generator inspections and testing on Salem Unit 2 is not expected to adversely affect the timing of its restart. However, the timing of the restart is subject to completion of the requirements of the restart plan to the satisfaction of PS and the NRC as well as to the normal uncertainties associated with such a substantial review and improvement of the systems of a large nuclear unit, so that no assurance can be given that the projected return date will be met.

     ACE's share of additional operating and maintenance expenses associated with Salem restart activities in 1995 was $2.6 million. In 1996 operations and maintenance expenses are estimated to be $5.8 million and capital expenditures to amount to $1.9 million. ACE's share of total operating and maintenance expenses for both Salem units for the year was $24.5 million and capital costs were $10.6 million. For 1996, ACE does not presently expect its share of operating and maintenance expenses or capital costs for Salem Station to exceed 1995 amounts; however this could change as a result of the steam generator inspection results referred to above.

     The outage of a Salem unit causes ACE to incur replacement power costs of approximately $700 thousand per month per unit. Such amounts vary, however, depending on the availability of other generation, the cost of purchased energy and other factors, including modifications to maintenance schedules of other units. Based on the information provided by PS regarding the delay in the return of Salem Unit 1, the return of Salem Unit 2 in the third quarter of 1996 and expected operation of the other nuclear units in which ACE has an ownership interest, ACE presently estimates that its aggregate nuclear capacity factor for 1996 will be approximately 50%. Such capacity factor would result in an estimated penalty of $3.3 million under the New Jersey Board of Public Utilities nuclear performance standard.

     ACE continues to evaluate the legal, regulatory and administrative implications of these events. At this time, it is not possible to predict what actions may be taken in any regulatory administrative or civil proceedings by ACE or others, the outcome of any such proceedings, if commenced, or the ultimate amount of responsibility of ACE for costs and penalties arising from such proceedings.

Hope Creek Station

     ACE owns 5% of the Hope Creek nuclear unit, which is also operated by PS. As previously reported, the Hope Creek unit commenced a refueling and maintenance outage on November 11, 1995. As also previously reported, PS had advised ACE that the NRC, by letter dated December 1, 1995, informed PS that a Plant Performance Review performed by the NRC for the period April 23, 1995 to October 21, 1995 indicated a continued decline in plant performance, and that PS had determined to extend the refueling outage until February 1996 to include the implementation of corrective actions to eliminate operational deficiencies noted by the NRC and detected by PS through self assessment. PS has also advised ACE that in the NRC December 1, 1995 letter the NRC requested a management meeting prior to restart to allow PS to present its self assessment of the progress made during the outage and of the readiness of the unit for restart. ACE has also been advised that on February 12, 1996 the NRC commenced a Readiness Assessment Team Inspection for Hope Creek, which scheduled to be completed on March 1, 1996, and that the Hope Creek unit is expected to return to service in early March 1996. It is not possible to predict the outcome of the NRC inspection or what other actions which may be taken by the NRC with respect to Hope Creek.

                          SIGNATURE

            Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          Atlantic Energy, Inc.
                      Atlantic City Electric Company
                               (Registrant)

                  By:    /s/ J. E. Franklin II
                             J. E. Franklin II
               Vice President, Secretary and General Counsel
                           Atlantic Energy, Inc.
           Senior Vice President, Secretary and General Counsel
                      Atlantic City Electric Company



Date: February 23, 1996